UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  March 2, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 400,000
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          400,000
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON


       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                              |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                              |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      400,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          400,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 300,000
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          300,000
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 123,200
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          123,200
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       423,200
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       High Desert Gaming, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 300,000
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          300,000
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB Partners
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 300,000
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          300,000
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 300,000
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          300,000
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ISLE Investors, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 75,300
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          75,300
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Greg Carlin
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      375,300
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          375,300
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       375,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Neil Bluhm
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      300,000
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                   10     SHARED DISPOSITIVE POWER

                          300,000
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       300,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.4%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

      This Amendment No. 1 amends and supplements the Statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005 by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; and Neil Bluhm, with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into a Joint Filing Agreement, dated as of December 27, 2005, a copy of which was filed as Exhibit 10.1 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

      Response unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      The Reporting Persons have engaged in discussions with a special committee of the Board and its advisors regarding the negotiation of a possible Acquisition Transaction. These discussions have culminated in the special committee's rejection of the Reporting Persons' offer. Accordingly, the Reporting Persons have notified the special committee that they are terminating all discussions regarding a possible Acquisition Transaction at this time. The Reporting Persons may engage in purchases or sales of shares of Common Stock, on the open market or otherwise, from time to time and depending on market conditions, in order to increase or decrease their stake in the Company, subject to any applicable restrictions under U.S. securities laws, including, without limitation, Rule 144 under the Securities Act of 1933, as amended. In addition, the Reporting Persons may or may not proceed with the Second Purchase and/or the acquisition of some or all of the shares of Common Stock subject to the Option (the "Option Purchase"), in each case pursuant to the Stock Purchase Agreement, and, should the Reporting Persons elect to do so, they shall take such actions as they deem appropriate in order to satisfy the closing conditions to the Second Purchase and/or the Option Purchase.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Response unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Response unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      None.

                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Flag Luxury Riv, LLC

                                 By:   /s/  Paul Kanavos
                                       --------------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 Flag Luxury Properties, LLC

                                 By:   /s/  Paul Kanavos
                                       --------------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 MJX Flag Associates, LLC

                                 By:   /s/  Robert Sillerman
                                       --------------------------------------
                                 Name: Member
                                 Title: Robert Sillerman


                                 Flag Leisure Group, LLC

                                 By:   /s/  Paul Kanavos
                                       --------------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 Sillerman Real Estate Ventures, LLC

                                 By:   /s/  Robert Sillerman
                                       --------------------------------------
                                 Name: Robert Sillerman
                                 Title: Member


                                 Robert Sillerman

                                 /s/  Robert Sillerman
                                 --------------------------------------------


                                 Paul Kanavos

                                 /s/  Paul Kanavos
                                 --------------------------------------------


                                 Brett Torino

                                 /s/  Brett Torino

                                 Rivacq LLC

                                 By: SOF U.S. Hotel Co-Invest Holdings, L.L.C.
                                     -------------------------------------------

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                        ----------------------------------------

                                       By:  /s/  Barry S. Sternlicht
                                            ------------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    By: I-1/I-2 U.S. Holdings, L.L.C.
                                        ----------------------------------------

                                        By:  /s/  Barry S. Sternlicht
                                             -----------------------------------
                                        Name: Barry S. Sternlicht
                                        Title: Chief Executive Officer


                                 SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                 By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                     -------------------------------------------

                                    By:   /s/  Barry S. Sternlicht
                                          --------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                 By: I-1/I-2 U.S. Holdings, L.L.C.
                                     -------------------------------------------
                                    By:   /s/  Barry S. Sternlicht
                                         ---------------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                 SOF-VII U.S. Hotel Holdings, L.L.C.

                                 By:   /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer


                                 I-1/I-2 U.S. Holdings, L.L.C.

                                 By:   /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer

                                 Starwood Global Opportunity Fund VII-A,
                                 L.P.

                                 By: SOF-VII Management, L.L.C.
                                     -------------------------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global,
                                         ---------------------------------------
                                         L.L.C.
                                         ---------------------------------------
                                     Its General manager

                                            By: /s/  Barry S. Sternlicht
                                                --------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer


                                 Starwood Global Opportunity Fund VII-B,
                                 L.P.

                                 By:   SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                 Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                         ---------------------------------------
                                     Its General manager

                                            By: /s/  Barry S. Sternlicht
                                                --------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer


                                 Starwood U.S. Opportunity Fund VII-D, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General manager

                                           By: /s/  Barry S. Sternlicht
                                               ---------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                 Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                         ---------------------------------------
                                         Its General manager

                                         By: /s/  Barry S. Sternlicht
                                             -----------------------------------
                                         Name: Barry S. Sternlicht
                                         Title: Chief Executive Officer

                                 Starwood Capital Hospitality Fund I-1, L.P.

                                 By:  SCG Hotel Management, L.L.C.
                                      ------------------------------------------
                                      Its general partner

                                      By: Starwood Capital Group Global, L.L.C.
                                          --------------------------------------
                                     Its General manager

                                            By: /s/  Barry S. Sternlicht
                                                --------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer


                                 Starwood Capital Hospitality Fund I-2, L.P.

                                 By:   SCG Hotel Management, L.L.C.
                                       -----------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General manager

                                            By: /s/  Barry S. Sternlicht
                                                --------------------------------
                                            Name: Barry S. Sternlicht
                                            Title: Chief Executive Officer


                                 SOF-VII Management, L.L.C.

                                 By: Starwood Capital Group Global, L.L.C.
                                     -------------------------------------------
                                     Its General manager

                                     By: /s/  Barry S. Sternlicht
                                         ---------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer


                                 SCG Hotel Management, L.L.C.

                                 By: Starwood Capital Group Global, L.L.C.
                                     -------------------------------------------
                                     Its General manager

                                     By: /s/  Barry S. Sternlicht
                                         ---------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer


                                 Starwood Capital Group Global, LLC

                                 By:   /s/  Barry S. Sternlicht
                                       -----------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer

                                 Barry S. Sternlicht

                                 /s/  Barry S. Sternlicht
                                 -----------------------------------------------

                                 High Desert Gaming, LLC

                                 By:   /s/  Greg Carlin
                                       -----------------------------------------
                                 Name:  Greg Carlin
                                 Title: Manager


                                 LAMB Partners

                                 By:   LAMB, LLC
                                       -----------------------------------------
                                       Its managing partner

                                       By:   /s/  Neil Bluhm
                                             -----------------------------------
                                       Name:  Neil Bluhm
                                       Title: Managing Member

                                 LAMB, LLC

                                 By:   /s/  Neil Bluhm
                                       -----------------------------------------
                                 Name:  Neil Bluhm
                                 Title: Managing Member


                                 ISLE Investors, LLC

                                 By:   /s/  Greg Carlin
                                       -----------------------------------------
                                 Name:  Greg Carlin
                                 Title: Manager


                                 Greg Carlin

                                 /s/  Greg Carlin
                                 -----------------------------------------------


                                 Neil Bluhm

                                 /s/  Neil Bluhm
                                 -----------------------------------------------


Dated: March 3, 2006